Exhibit 2

Publication of Supplementary Prospectus

The following Supplementary Prospectus has been approved by the Financial Conduct Authority and is available for viewing:

Supplementary Prospectus dated 8 August 2022 (the “Supplementary Prospectus”) relating to the £25,000,000,000 Euro Medium Term Note Programme of B.A.T. International Finance p.l.c., B.A.T Capital Corporation and B.A.T. Netherlands Finance B.V. (as Issuers) and British American Tobacco p.l.c. and each of the Issuers (except where it is the relevant Issuer) (as Guarantors).

The Supplementary Prospectus should be read and construed in conjunction with the Base Prospectus dated 17 March 2022 (the “Prospectus”).

To view the Supplementary Prospectus, and the documents incorporated by reference therein, please paste the following URL into the address bar of your browser.

http://www.rns-pdf.londonstockexchange.com/rns/2895V_1-2022-8-8.pdf

http://www.rns-pdf.londonstockexchange.com/rns/2895V_2-2022-8-8.pdf

The full documents have been submitted to the National Storage Mechanism and will shortly be available for inspection at https://data.fca.org.uk/#/nsm/nationalstoragemechanism.

Enquiries

British American Tobacco Press Office
+44 (0)20 7845 2888 (24 hours) │@BATPlc

Investor Relations
Mike Nightingale / Victoria Buxton / William Houston / John Harney:
+44 (0)20 7845 1180 / 2012 / 1138 / 1263

British American Tobacco p.l.c.
Globe House
4 Temple Place
London WC2R 2PG
8th August 2022

DISCLAIMER – INTENDED ADDRESSEES

Please note that the information contained in the Prospectus may be addressed to and/or targeted at persons who are residents of particular countries (specified in the Prospectus) only and is not intended for use and should not be relied upon by any person outside these countries and/or to whom the offer contained in the Prospectus is not addressed. Prior to relying on the information contained in the Prospectus, you must ascertain from the Prospectus whether or not you are one of the intended addressees of the information contained therein.

Your right to access this service is conditional upon complying with the above requirement.